Exhibit 99.1

For Release: Wednesday, July 21, 2021 at 4:30 pm (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA DECLARES
QUARTERLY CASH DIVIDEND
SHREVEPORT, La — July 21, 2021 — Home Federal Bancorp, Inc. of Louisiana (the “Company”) (NASDAQ: HFBL), the holding company for Home Federal Bank, announced today that its Board of Directors at their meeting on July 21, 2021, declared a quarterly cash dividend of $0.10 per share on the Company’s common stock. The dividend is payable on August 16, 2021, to the shareholders of record at the close of business on August 2, 2021.

James R. Barlow, Chairman of the Board, President and Chief Executive Officer, stated, “This eighth annual increase in our dividend rate, and 65th consecutive quarterly cash dividend, reflects our continued commitment to creating value for our shareholders and confidence in the financial strength and long-term prospects for our Company.  This represents a 21.2% increase in the dividend rate and, based on our earnings for the quarter ended March 31, 2021, the increase reflects a payout ratio of approximately 24%.”

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and home office in northwest Louisiana.  Additional information is available at www.hfbla.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, Chairman of the Board, President and Chief Executive Officer (318) 222-1145